Exhibit 5.1

OPINION OF KATTEN MUCHIN ROSENMAN LLP

December 21, 2010

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Re:	Registration Statement on Form S-3 of Taylor Capital Group, Inc.

Ladies and Gentlemen:

We have acted as outside counsel to Taylor Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale of (a) 223,520 shares of 8.0% Nonvoting, Non-Cumulative Convertible Perpetual Preferred Stock, Series E of the Company (such shares, the “Series E Preferred”) originally issued by the Company pursuant to the Exchange Agreement (the “Exchange Agreement”), dated as of October 13, 2010, by and among the Company, Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P.; (b) 860,378 shares of Nonvoting Convertible Preferred Stock, Series D of the Company (such shares, the “Series D Preferred”), including (i) 455,048 shares of the Series D Preferred issuable from time to time upon conversion of shares of the Series E Preferred, and (ii) 405,330 shares of the Series D Preferred originally issued by pursuant to the Exchange Agreement; (c) 223,520 shares of 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C of the Company (such shares, the “Series C Preferred”) issuable from time to time upon conversion of shares of the Series E Preferred; and (d) 1,144,428 shares of common stock, par value $0.01 per share, of the Company (such shares, the “Common Stock,” together with the Series E Preferred, the Series D Preferred and the Series C Preferred, collectively, the “Registrable Securities”), issuable from time to time upon (i) conversion of shares of the Series C Preferred, (ii) conversion of shares of the Series D Preferred, (iii) exercise of warrants (the “2010 Warrants”) originally issued by the Company pursuant to the Exchange Agreement, and (iv) exercise of warrants (the “2008 Warrants,” together with the 2010 Warrants, collectively, the “Warrants”)) originally issued by the Company pursuant to the Securities Purchase Agreement (the “SPA”), dated as of September 29, 2008, by and among the Company, the Prairie Capital Entities and other investors party thereto. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) executed copies of the Exchange Agreement and the SPA, (c) a specimen certificate representing the Common Stock, (d) the Company’s Third Amended and Restated Certificate of Incorporation, as currently in effect, (e) the Certificate of Designations of the Series C Preferred, dated May 28, 2010 (the “Series C Certificate of Designations”), (f) the Certificate of Designations of the Series D Preferred and Series E Preferred (the “Series D and Series E Certificate of Designations”), (g) the Company’s Third Amended and Restated Bylaws, as currently in effect, and (h) minutes and corporate records of the Company’s Board of Directors.

Exhibit 5.1-1

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based on the foregoing, and subject to the qualifications and assumptions herein set forth, we are of the opinion that:

(a) the Registrable Securities have been duly authorized;

(b) the Series E Preferred and 405,330 shares of the Series D Preferred are validly issued, fully paid and nonassessable;

(c) 455,048 shares of the Series D Preferred, if and when (i) issued and delivered upon conversion of the Series E Preferred in accordance with the terms of the Series E Preferred, and (ii) certificates representing the Series D Preferred in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Series D Preferred, or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Series D Preferred, the Series D Preferred will be validly issued, fully paid and nonassessable;

(d) the Series C Preferred, if and when (i) issued and delivered upon conversion of the Series E Preferred in accordance with the terms of the Series E Preferred, and (ii) certificates representing the Series C Preferred in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Series C Preferred, or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Series C Preferred, the Series C Preferred will be validly issued, fully paid and nonassessable; and

(e) the Common Stock, if and when (i) issued and delivered upon (i) conversion of the Series C Preferred in accordance with the terms of the Series C Preferred, (ii) conversion of the Series D Preferred in accordance with the terms of the Series D Preferred, and/or (iii) exercise of the Warrants in accordance with the terms of the Warrants, including payment in full for the Common Stock in accordance therewith, and (ii) certificates representing the Common Stock in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Exhibit 5.1-2

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

Exhibit 5.1-3